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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

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
      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Under Rule Section 240.14a-12

                               MORTON'S RESTAURANT GROUP, INC.
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                 (Name of Registrant as Specified In Its Charter)

                                               Not Applicable
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           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)
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Payment of Filing Fee (Check the appropriate box):

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
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed
                pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
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                                     [LOGO]

                                                                   June 18, 2002

Dear Morton's Stockholder:

    You have been invited to attend a special meeting of stockholders at 9:00 a.m. (local time) on Tuesday, July 23, 2002, at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, where you will have the opportunity to vote on the Company's definitive agreement to be acquired by an affiliate of Castle Harlan Partners III, L.P., a private equity investment firm. The enclosed proxy statement describes the proposed transaction in detail.

    The Castle Harlan offer is the best offer to emerge from a year-long process launched specifically to address investors' desire for liquidity and value realization. The process was open, fair and thorough. It was conducted by a Special Committee of the Board composed solely of directors who are not officers of Morton's advised by its own independent financial and legal advisors. At least 30 possible buyers had contact with the Special Committee's financial advisors.

    Under the terms of the agreement with Castle Harlan, Morton's stockholders would receive $13.50 in cash for each share of common stock they hold. At this price, Morton's total enterprise value is approximately $154 million, including assumption of debt. The purchase price represents a premium of approximately 18.0% over the market closing price of $11.44 on March 25, 2002, the last full trading day before the parties entered into the merger agreement, and a premium of approximately 104.5% over the market closing price of $6.60 on February 14, 2002, the last full trading day before Castle Harlan submitted its initial $12.00 per share proposal to acquire Morton's.

    The Board of Directors, based in part on the unanimous recommendation of the Special Committee and the opinion of its financial advisor Greenhill & Co., LLC, determined that the merger is fair to and in the best interests of Morton's and its unaffiliated stockholders and has approved and adopted the merger agreement and approved the merger. WE URGE YOU TO VOTE FOR THE MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD.

MORTON'S UNCERTAIN FUTURE AS A STAND-ALONE PUBLIC COMPANY

    You should know that in recommending the Castle Harlan acquisition to the Board, the Special Committee, together with its outside advisors, carefully analyzed the risks of Morton's prospects going forward as a stand-alone public company and concluded that a sale now represents a better alternative for stockholders. In reaching this decision, the Special Committee determined that:

    - Morton's business continues to suffer weak revenue trends and negative comparable restaurant revenues in its market segment as a result of the severe nationwide impact of the September 11, 2001 terrorist attacks, the continuing impact of the troubled economy, unfavorable business conditions, corporate spending cutbacks and reduced business travel. The Company believes that if such unfavorable conditions continue, or worsen, future results will also be adversely affected, the full extent of which cannot be determined or forecasted at this time.

    - Morton's deteriorating performance precipitated an amendment to its bank credit agreement, imposing significant restrictions on Morton's operating flexibility and capital expenditures. These restrictions will dramatically curtail our growth plans for the foreseeable future. The loan is currently being managed by the workout group at Fleet National Bank.
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    - Morton's high debt load, low stockholder liquidity and small scale, when combined with other factors, presents significant risks to continued stand-alone operation and share value.

    - Morton's has received notice from the New York Stock Exchange that the Company is below NYSE listing standards and that the NYSE may delist the stock.

    The Special Committee weighed these considerations carefully in making its recommendation to the Board in favor of the Castle Harlan transaction, concluding that the proposed transaction is the best alternative for stockholders and eliminates this risk and uncertainty by giving stockholders immediate cash for their investment at a fair price.

FLORESCUE'S FICTION: NOTHING BUT MISLEADING RHETORIC

    You no doubt have heard that stockholder Barry Florescue and his company, BFMA Holding Corporation, have indicated their intent to solicit proxies against the offer. Despite all his misleading rhetoric, the fact remains: No higher offer than Castle Harlan's $13.50 offer has emerged. Mr. Florescue now merely claims he is "exploring alternatives" to raise additional financing for an acquisition. Further, he was invited to participate in the sale process. He refused. Clearly, we disagree with Mr. Florescue's views and we believe the record demonstrates that his representation of the sale process is simply wrong.

    You should also know that on May 21, 2002, Morton's received a letter from Carl C. Icahn stating that he was prepared to enter into a merger agreement with Morton's at a price of $13.50 per share. After a preliminary exchange of information, High River Limited Partnership, an affiliate of Mr. Icahn, and Morton's entered into a confidentiality agreement on June 3, 2002, and High River delivered a signed merger agreement to the Special Committee on June 14, 2002.

    As required under the Castle Harlan merger agreement, Morton's promptly notified Castle Harlan of the Icahn binding offer. Castle Harlan then offered to raise the price per share in its merger agreement from $12.60 to $13.50 and to remove the closing condition that would have otherwise required Morton's to achieve a minimum level of earnings. On June 15, 2002, Morton's Special Committee and Board of Directors approved these changes, and Morton's signed the related amendment to the Castle Harlan merger agreement.

    Please read the enclosed proxy statement carefully. Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Morton's common stock entitled to vote approve and adopt the merger agreement and approve the merger.

    With Morton's continuing to confront very challenging and uncertain business conditions, your Board of Directors believes this merger represents the best alternative for you, our stockholders. THEREFORE, WE URGE YOU TO VOTE FOR THE TRANSACTION BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD.

                                          Sincerely,

                                          /s/ Allen J. Bernstein
                                          Allen J. Bernstein
                                          Chief Executive Officer

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